Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

ACE Convergence Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock	457(f)	35,559,442		$99,086,807.70	.0000927	$9,185.35
	Equity	Warrants	457(f)	11,500,000	$0.15	$1,725,000.00	.0000927	$159.91

Fees Previously Paid	Equity	Common Stock	457(f)	96,966,750		$670,779,360.49	.0000927	$62,181.25
	Equity	Warrants	457(f)	15,157,529		$14,145,012.91	.0000927	$1,311.24

		Total Offering Amounts				$100,811,807.70		$9,345.26

		Total Fees Previously Paid						$63,492.49

		Net Fee Due						$0.00

(1)	Immediately prior to the consummation of the merger described in the proxy statement/prospectus forming part of this registration statement, ACE Convergence Acquisition Corp., a Cayman Islands exempted company (“ACE”), intends to effect a deregistration under the Cayman Islands Companies Act (as amended) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which ACE’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by ACE (after the Domestication), the continuing entity following the Domestication, which will be renamed “Tempo Automation Holdings, Inc.”, as further described in the accompanying proxy statement/prospectus.

(2)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.